Exhibit 4.d.1
[Form of Face of Security]

REGISTERED	REGISTERED
PITNEY BOWES INC.

No. FXRA-	GLOBAL MEDIUM-TERM NOTE (Fixed Rate)	CUSIP No. 72447XAC1
ISIN No.
     THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF, THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF, TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS SECURITY WILL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.
     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
     If applicable, the “Total Amount of OID”, “Original Yield to Maturity” and “Initial Accrual Period OID” (computed under the Approximate Method) set forth below have been completed solely for the purposes of applying Federal Income Tax Original Issue Discount (“OID”) Rules.

PRINCIPAL AMOUNT AND CURRENCY	EXCHANGE RATE AGENT:
(if other than U.S. dollars): $500,000,000

DENOMINATIONS (If other than U.S. dollars or the U.S. dollar denominations set forth on the reverse): U.S. $2,000 or an integral multiple of U.S. $1,000 in excess thereof	STATED MATURITY OF SECURITY: September 15, 2017

OPTION TO RECEIVE PAYMENT IN SPECIFIED CURRENCY:	COMPUTATION PERIOD (if other than a 360-day year of 12 30-day months):

YES: ___ NO: X ISSUE DATE: September 11, 2007	REGULAR RECORD DATE(S) (if other than 15th day preceding the applicable Interest Payment Date): March 1 and September 1

INTEREST RATE: 5.75% per annum	REDEMPTION PERCENTAGE(S):

INTEREST PAYMENT DATE(S): March 15 and September 15, commencing March 15, 2008	REPAYMENT PERCENTAGE(S) (option of Holder) (if other than 100% of Principal Amount):

REDEMPTION DATE(S): Any time	ORIGINAL ISSUE DISCOUNT SECURITY:
REPAYMENT DATE(S) (option of Holder):	TOTAL AMOUNT OF OID:

ORIGINAL YIELD TO MATURITY:	INITIAL ACCRUAL PERIOD OID:

ISSUE PRICE: 98.803% of the principal amount plus accrued interest, if any, from September 11, 2007
OTHER PROVISIONS:
     1. Make Whole Redemption. The Company may redeem the Notes, at any time in whole or from time to time in part, at a redemption price equal to the sum of 100% of the aggregate principal amount of the Notes being redeemed, accrued but unpaid interest on those Notes to the redemption date, and the Make-Whole Amount, if any, as defined below.
     “Make-Whole Amount” means, in connection with any optional redemption, the excess, if any, of (a) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest, exclusive of interest accrued to the date of redemption, that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semiannual basis (assuming a 360-day year of twelve 30-day months), such principal and interest at the Reinvestment Rate, determined on the third business day preceding the date notice of such redemption is given, from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption, over (b) the aggregate principal amount of the Notes being redeemed.
     “Reinvestment Rate” means 0.25% plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity, rounded to the nearest month, corresponding to the remaining life to maturity, as of the payment date of the principal amount of the Notes being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Company.
     “Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any required determination under the Indenture between the Company and Citibank, N.A., as trustee, dated February 14, 2005 (the “Indenture”), then such other reasonably comparable index which shall be designated by the Company.
     2. Change of Control Offer. If a change of control triggering event occurs, unless the Company has exercised its option to redeem the Notes as described above under “Make Whole Redemption”, the Company will be required to make an offer (the “change of control offer”) to each holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in the Notes. In the change of control offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the Notes to be repurchased to the date of repurchase (the “change of control payment”). Within 30 days following any change of control triggering event or, at the Company’s option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the Notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “change of control payment date”). The notice, if mailed prior to the date of consummation of the change of control, will state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date. In the event that such offer to purchase fails to satisfy the condition in the preceding sentence, the Company will cause another notice meeting the aforementioned requirements to be mailed to holders of the Notes.
     On the change of control payment date, the Company will, to the extent lawful:
•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.
     The Company will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, the Company will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the Indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.
     The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the Notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the change of control offer provisions of the Notes by virtue of any such conflict.
     For purposes of the change of control offer provisions of the Notes, the following terms will be applicable:
     “Change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Company, any subsidiary or employee benefit plan of the Company or employee benefit plan of any subsidiary of the Company) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting stock of the Company or other voting stock into which the voting stock of the Company is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of transactions approved by the Board of Directors as part of a single plan, of 85% or more of the total consolidated assets of the Company as shown on the Company’s most recent audited balance sheet, to one or more “persons” (as that term is defined in the Indenture) (other than the Company or one of the subsidiaries of the Company); or (3) the first day on which a majority of the members of the Board of Directors are not continuing directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the voting stock of the Company immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.
     “Change of control triggering event” means the occurrence of both a change of control and a rating event.
     “Continuing directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date the Notes were issued or (2) was nominated for election, elected or appointed to such Board of

Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement of the Company in which such member was named as a nominee for election as a director, without objection to such nomination).
     “Fitch” means Fitch Ratings.
     “Investment grade rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by the Company.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Rating agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.
     “Rating event” means the rating on the Notes is lowered by each of the rating agencies and the Notes are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control and (2) public notice of the occurrence of a change of control or the intention of the Company to effect a change of control; provided, however, that a rating event otherwise arising by virtue of a particular reduction in rating will be deemed not to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at the Company’s or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the rating event).
     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
     “Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.

     Pitney Bowes Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the principal amount specified on the Schedule of Increases or Decreases hereto (any currency specified above other than U.S. dollars being hereinafter referred to as a “Specified Currency”) on the Stated Maturity specified above and to pay interest thereon (computed, unless a different Computation Period is specified above, on the basis of a 360-day year of twelve 30-day months), from and including the Issue Date specified above (the “Issue Date”) or from and including the most recent Interest Payment Date to which interest on this Security (or any predecessor Security) has been paid or duly provided for to, but excluding, the Interest Payment Date, on the Interest Payment Date(s) specified above in each year (each an “Interest Payment Date”) and at Maturity, at the rate per annum equal to the Interest Rate specified above, until the principal hereof is paid or duly made available for payment; provided, however, that, unless the Holder hereof is entitled to make, and has made, a Specified Currency Payment Election (as hereinafter defined) with respect to one or more such payments, the Company will make all such payments in respect of this Security in U.S. dollars in amounts determined as set forth on the reverse hereof. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on the fifteenth day (whether or not a Market Day (as defined on the reverse hereof)) next preceding such Interest Payment Date, unless a different Regular Record Date is specified above (the “Regular Record Date”); provided, however, that interest payable at Maturity will be payable to the Person to whom principal shall be payable; and provided, further, that, if the Issue Date is after a Regular Record Date and before the next succeeding Interest Payment Date the first payment of interest shall be payable on the second Interest Payment Date following the Issue Date to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date immediately preceding such Interest Payment Date.
     Any interest on this Security that is payable but not punctually paid or duly provided for (“defaulted interest”) on any Interest Payment Date shall forthwith cease to be payable to the Registered Holder on the relevant Regular Record Date by virtue of such Holder having been a Holder on such Regular Record Date. Such defaulted interest may be paid by the Company, at its election in each case, as provided in clause (a) or clause (b) below:
     (a) The Company may elect to make payment of any defaulted interest to the persons in whose names the Securities (or their respective predecessor Securities) are registered at the close of business on a special record date for the payment of such defaulted interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Security and the date of the proposed payment and at the same time the Company shall deposit with the Trustee funds equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment. Such funds when deposited shall be held in trust for the benefit of the persons entitled to such defaulted interest as provided in this clause (a). Thereupon the Trustee promptly shall fix a special record date for the payment of such defaulted interest in respect of the Securities, which shall be not more than 15 nor less than ten days prior to the date of the proposed payment. The Trustee promptly shall notify the Company of such special record date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such defaulted interest and the special record date thereof to be mailed, first class postage prepaid, to each Holder of Securities at his address as it appears in the Security register, not less than ten days prior to such special record date. Notice of the proposed payment of such defaulted interest and the special record date therefor having been mailed as aforesaid, such defaulted interest in respect of the Securities shall be paid to the persons in whose names the Securities (or their respective predecessor Securities) are registered on such special record date and such defaulted interest shall no longer be payable pursuant to the following clause (b).
     (b) The Company may make payment of any defaulted interest on the Securities in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such payment shall be deemed practicable by the Trustee.
     If any Interest Payment Date or the Maturity specified on the face hereof falls on a day that is not a Market Day with respect to this Security, the related payment of principal, premium, if any, and/or interest will be made on the next succeeding Market Day as if made on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be.
     If (a) this Security is payable in U.S. dollars or (b) this Security is payable in a Specified Currency and (i) the Holder is not entitled to make, or has not made, a Specified Currency Payment Election and the Exchange Rate Agent is able to convert the Specified Currency into U.S. dollars or (ii) the Specified Currency is unavailable to the Company because of the imposition of exchange controls or other circumstances beyond the control of the Company, then payment of the principal of (and premium, if any) and interest on this Security will be made at the designated office of the Trustee at Citibank, N.A. 111 Wall Street, 15th Floor, New York, New York 10005 (the “Designated Office”), or such other office or agency of the Company maintained by it for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public or public debts; provided, however, that payment of the principal of (and premium, if any) and interest due on this Security at Maturity will be made in immediately available funds at such Designated Office or other office or agency if this Security is presented to the Trustee in time for the Trustee to make such payments in accordance with its normal procedures; and provided, further, that, unless this Security is a Global Security, at the option of the Company payment of interest due on this Security on an Interest Payment Date other than Maturity may be made by check mailed to the address of the Holder as such address shall appear in the Security Register; or by wire transfer to an account maintained by such Holder with a bank located in the United States, provided that such Holder shall have provided in writing to the Trustee, on or prior to the relevant Regular Record Date, appropriate payment instructions.

Notwithstanding the foregoing, if this Security is a Global Security, all payments due on this Security will be made in immediately available funds to the Holder.
     If this Security is payable in a Specified Currency and (i) the Holder hereof is entitled to make, and has made, a Specified Currency Payment Election with respect to such payments and (ii) either the Specified Currency is available to the Company or is not available to the Company for any reason other than the imposition of exchange controls or other circumstances beyond the control of the Company, then (x) the payment of interest due on this Security on any Interest Payment Date other than Maturity will be made in the Specified Currency (or, if such Specified Currency is not at the time of such payment legal tender for the payment of public and private debts, in such other coin or currency of the country which issued such Specified Currency as at the time of such payment is legal tender for the payment of such debts) by check drawn upon a bank office located outside the United States and mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, and (y) payment of principal (and premium, if any) and interest due at Maturity will be made in such Specified Currency (or, if applicable, such other coin or currency) by wire transfer of immediately available funds to an account maintained by the Holder hereof with a bank office located in the country which issued the Specified Currency upon presentation of this Security to the Trustee in time for such wire transfer to be made by the Trustee in accordance with its normal procedures. If this Security is payable in a Specified Currency, the Holder hereof may elect, if specified above, to receive payments of principal of (and premium, if any) and interest on this Security in such Specified Currency (a “Specified Currency Payment Election”) by delivery of a written request (including, in the case of an election with respect to payments at Maturity, appropriate wire transfer instructions) to the Trustee at its Designated Office referred to above on or prior to the relevant Regular Record Date or the fifteenth day prior to Maturity, as the case may be. Such request may be in writing (mailed or hand delivered) or by facsimile transmission. In such circumstance, the Holder may elect to receive payment in the Specified Currency for all payments of principal (and premium, if any) and interest and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the relevant Regular Record Date or the fifteenth day prior to Maturity, as the case may be. If this Security is a Global Security, the Holder shall be entitled to make a Specified Currency Payment Election with respect to all or any part of the principal amount of this Security and in such circumstances, as well as the circumstances referred to in clause (ii) above, all payments due on this Security will be made in immediately available funds in the Specified Currency to the Holder. Reference herein to the Specified Currency shall be deemed to include such other coin or currency as at the time of any payment with respect to this Security is legal tender for the payment of public and private debts in the country issuing the Specified Currency at the time this Security was originally issued.
     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by manual or facsimile signature under its corporate seal.

PITNEY BOWES INC.
By:
	Name:	Bruce P. Nolop
	Title:	Executive Vice President and Chief Financial Officer

By:
	Name:	Helen Shan
	Title:	Vice President and Treasurer

Attest:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
     This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

CITIBANK, N.A., as Trustee
By:
Authorized Signatory

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL MEDIUM-TERM NOTE
The following increases or decreases in this Global Medium-Term Note have been made:

		Amount of	Amount of this
	Amount of Increase	Decrease in	Global Medium-	Signature of
	in Principal	Principal Amount	Term Note	Authorized Officer
	Amount of this	of this Global	Following Such	of Trustee or
	Global Medium-	Medium-Term	Increase or	Securities
Date	Term Note	Note	Decrease	Custodian

ABBREVIATION
     The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM	- as tenants in common
TEN ENT	- as tenants by the entireties
JT TEN	- as joint tenants with right of survivorship and not as tenants in common
UNIF GIFT MIN ACT —                      (Custodian) Custodian                      (Minor) Under Uniform Gifts to Minors Act (                    ) (State) Additional abbreviations may also be used though not in the above list. FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(please insert social security or other identifying number of assignee)

(please print or typewrite name and address including postal zip code of assignee)
the within Security and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.
Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.